NEWS
RELEASE

2011-06

FOR IMMEDIATE RELEASE
Contact:  Kristine Boyd
(713) 688-9600 x135

FRONTIER OIL REPORTS MOST PROFITABLE FIRST QUARTER
IN COMPANY HISTORY

HOUSTON, TEXAS, May 5, 2011 – Frontier Oil Corporation (NYSE: FTO) today announced record first quarter results.  For the quarter ended March 31, 2011, the Company earned net income of $139.9 million, or $1.32 per diluted share, compared to a net loss of $40.3 million, or $0.39 per share, for the quarter ended March 31, 2010.  First quarter 2011 results benefitted from an increase in refinery throughput and improvements in crude oil differentials and product margins, due largely to the growing crude oil inventories in Cushing, Oklahoma and surrounding areas.

Frontier’s average diesel crack spread increased to $25.53 per barrel in the first quarter of 2011, up from $7.41 per barrel in the same period of 2010, and the average gasoline crack spread improved to $15.43 per barrel in the most recent quarter, compared to $6.37 per barrel in the first quarter of 2010.  The Company’s average light/heavy differential improved to $18.60 per barrel in the first quarter of 2011, compared to $4.91 per barrel in the same period of 2010.  The WTI/WTS spread improved to an average $3.58 per barrel in the most recent quarter, from $1.77 per barrel in the first quarter of 2010.

Frontier’s total crude charges for the first quarter of 2011 averaged 175,796 barrels per day (“bpd”), up from 159,514 bpd in the first quarter of 2010, partially due to the improved economic incentive to maximize throughput during the most recent period.  With these increases in throughput, Frontier’s combined refinery operating expenses, excluding depreciation, were reduced to $4.24 per barrel in the most recent quarter, compared to $4.44 per barrel in the first quarter of 2010.

Frontier’s Chairman, President and CEO, Mike Jennings, commented, “We are extremely pleased with our record quarterly results and with the strength of refining margins continuing into the second quarter.  The product crack spreads are the best we have seen since our record results in 2007.  In addition, Frontier’s results continue to benefit from midcontinent crude supply that exceeds takeaway capacity and from the ability to process a variable crude slate including large quantities of heavy and sour crudes.  The average barrel of crude processed at our refineries in the first quarter priced more than $7 less than a WTI barrel and more than $20 less than a coastal light/sweet crude barrel such as Light Louisiana Sweet (LLS).  While these crude differentials were historically unprecedented, we expect to continue to benefit from our close proximity to expanding crude production from the continued development of shale plays in the Rocky Mountains and midcontinent as well as growth from the Canadian oil sands.”

For the three months ended March 31, 2011, Frontier generated $180.8 million in cash flow from operations, invested $16.2 million in capital expenditures and paid $35.9 million in dividends.  As of March 31, 2011, the Company’s cash balance of $685.4 million reflected an increase of $126.7 million compared to December 31, 2010 and exceeded long-term debt by $337.5 million.  In addition, there were no cash borrowings under the Company’s $500.0 million revolving credit facility, which had $200.4 million of borrowing base availability.

Conference Call

A conference call is scheduled for today, May 5, 2011 at 10:00 a.m. central time, to discuss the financial results.  To access the call, which is open to the public, please dial (800) 447-0521 several minutes prior to the call (international callers (847) 413-3238), passcode 29497899.  A recorded replay of the call may be heard through May 19, 2011 by dialing (888) 843-7419 (international callers (630) 652-3042), passcode 29497899.  In addition, the real-time conference call and a recorded replay will be available via webcast by registering from the Investor Relations page of our website www.frontieroil.com.

Frontier operates a 135,000 bpd refinery located in El Dorado, Kansas, and a 52,000 bpd refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states.  Information about the Company may be found on its website at www.frontieroil.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

10000 Memorial Drive, Suite 600   Houston, Texas 77024-3411   (713) 688-9600   Fax (713) 688-0616

FRONTIER OIL CORPORATION

	Three Months Ended
	March 31,
	2011	2010
INCOME STATEMENT DATA ($000s except per share)
Revenues	$1,908,654	$1,272,144
Raw material, freight and other costs	1,561,403	1,223,764
Refining operating expenses, excluding depreciation (1)	75,807	68,883
Selling and general expenses, excluding depreciation	10,603	10,976
Holly Corporation merger costs	5,148	-
Gain on sale of assets	(21)	(1)
Operating income (loss) before depreciation	255,714	(31,478)
Depreciation, amortization and accretion (1)	26,968	26,609
Operating income (loss)	228,746	(58,087)
Interest expense and other financing costs	8,634	7,235
Interest and investment income	(347)	(527)
Provision (benefit) for income taxes	80,593	(24,531)
Net income (loss)	$139,866	$(40,264)
Diluted (basic) earnings (loss) per share of common stock	$1.32	$(0.39)
Average shares outstanding (000s)	105,765	103,934

OTHER FINANCIAL DATA ($000s)
Adjusted EBITDA (2)	$255,714	$(31,478)
Cash flow before changes in working capital (3)	184,838	(37,178)
Working capital changes	(4,006)	89,422
Net cash provided by operating activities	180,832	52,244
Net cash used by investing activities	(16,188)	(22,514)
Net cash used by financing activities	(37,910)	(8,329)

OPERATIONS
Consolidated
Operations (bpd)
Total charges	192,272	172,308
Gasoline yields	96,544	82,963
Diesel yields	71,810	66,094
Total sales	198,432	172,431

Refinery operating margins information ($ per bbl)
Refined products revenue	$107.27	$82.16
Raw material, freight and other costs	87.43	78.86
Refinery operating expenses, excluding depreciation (1)	4.24	4.44
Depreciation, amortization and accretion (1)	1.50	1.71

Cheyenne Refinery average laid-in crude oil differential ($ per bbl)	$14.27	$2.60
Cheyenne Refinery average light/heavy crude oil differential ($ per bbl)	21.43	6.46
Average WTI/WTS differential ($ per bbl)	3.58	1.77
El Dorado Refinery average laid-in crude oil differential ($ per bbl)	4.95	1.59
El Dorado Refinery average light/heavy crude oil differential ($ per bbl)	16.59	3.95

BALANCE SHEET DATA ($000s)	March 31, 2011	December 31, 2010
Cash, including cash equivalents (a)	$685,375	$558,641
Working capital	653,454	543,433
Short-term and current debt (b)	-	-
Total long-term debt (c)	347,849	347,773
Shareholders' equity (d)	1,091,359	986,547
Net debt to book capitalization (b+c-a)/(b+c-a+d)	-44.8%	-27.2%

(1)	Prior period amounts are adjusted to reflect current year presentation of turnaround and catalyst amortization as depreciation, amortization, and accretion instead of refinery operating expense.

(2)
Adjusted EBITDA represents income before interest expense and other financing costs, interest and investment income, income tax, and depreciation, accretion and amortization. Adjusted EBITDA is not a calculation based upon generally accepted accounting principles; however, the amounts included in the Adjusted EBITDA calculation are derived from amounts included in the consolidated financial statements of the Company.  Adjusted EBITDA should not be considered as an alternative to net income or operating income, as an indication of operating performance of the Company or as an alternative to operating cash flow as a measure of liquidity. Adjusted EBITDA is not necessarily comparable to similarly titled measures of other companies.  Adjusted EBITDA is presented here because the Company believes it enhances an investor’s understanding of Frontier’s ability to satisfy principal and interest obligations with respect to Frontier’s indebtedness and to use cash for other purposes, including capital expenditures.  Adjusted EBITDA is also used for internal analysis and as a basis for financial covenants. Frontier’s Adjusted EBITDA for the three months ended March 31, 2011 and 2010 is reconciled to net income as follows:

	Three Months Ended
	March 31,
	2011	2010

Net income (loss)	$139,866	$(40,264)
Add provision (benefit) for income taxes	80,593	(24,531)
Add interest expense and other financing costs	8,634	7,235
Subtract interest and investment income	(347)	(527)
Add depreciation, amortization and accretion (1)	26,968	26,609
Adjusted EBITDA	$255,714	$(31,478)

(3)   Cash flow before changes in working capital represents cash flow excluding the effects of changes to cash flow related to changes in working capital. Cash flow before changes in working capital is not a calculation based upon generally accepted accounting principles; however, the amounts included in the cash flow before changes in working capital calculation are derived from amounts included in the consolidated financial statements of the Company. Cash flow before changes in working capital is presented here because the Company believes it enhances an investor’s understanding of Frontier’s cash flow irrespective of the cash used in or provided by the working capital accounts. Frontier’s cash flow before changes in working capital for the three months ended March 31, 2011 and 2010 is reconciled to net income as follows:

	Three Months Ended
	March 31,
	2011	2010
Net income (loss)	$139,866	$(40,264)
Depreciation, amortization and accretion (1)	26,968	26,609
Deferred income taxes provision (benefit)	19,642	(23,470)
Stock-based compensation expense	3,224	3,720
Excess income tax benefits of stock-based compensation	(1,101)	(63)
Amortization of debt issuance costs	359	372
Senior notes discount amortization	76	70
Decrease in allowance for investment loss and bad debts	(251)	(52)
Gain on sales of assets	(21)	(1)
Increase in other long-term liabilities	1,499	445
Turnaround and cataylst costs paid	(4,942)	(4,027)
Other	(481)	(517)
Cash flow before changes in working capital	184,838	(37,178)
Changes in working capital from operations	(4,006)	89,422
Net cash provided by operating activities	$180,832	$52,244

*****

10000 Memorial Drive, Suite 600   Houston, Texas 77024-3411   (713) 688-9600   Fax (713) 688-0616